UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 29, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com.

Privet Fund and UPG Enterprises Believe Synalloy’s Last-Minute Governance Maneuver Reinforces the Need for the Substantial Change Offered on the WHITE Proxy Card

Entrenched Board’s Decision to Rescind Three-Month-Old Stockholder Rights Plan on Eve of Annual Meeting is a Contradictory and Disingenuous Ploy to Win Votes

No Assurances Have Been Given to Prevent the Board from Re-Enacting a Similarly Stockholder-Unfriendly Rights Plan Following the Annual Meeting

Urges Stockholders to See Through the Smokescreen and Focus on the Facts: the Incumbents Have Already Delivered a Decade of Underperformance and Synalloy’s Stock Has Cratered Near a 5-Year Low

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today commented on Synalloy’s eleventh-hour rescindment of the limited duration stockholder rights plan unanimously authorized by its eight-member Board of Directors (the “Board”) roughly three months ago. As a reminder, Privet and UPG have nominated five highly-qualified and independent candidates – Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman – for election to the Company’s Board at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020.

Ben Rosenzweig, Partner at Privet, and Chris Hutter, Co-Founder at UPG, commented:

“Only three months after adopting a poison pill without stockholder approval, the Board is now trying to court favor with dissatisfied investors and win their votes by walking its decision back on the eve of the Annual Meeting. The Board’s clandestine rescindment of Synalloy’s poison pill over the weekend does not address the fact that the step was taken without stockholder approval in the first place. Moreover, conspicuously missing from Synalloy’s announcement is a commitment from the Board that it will not just unilaterally put the pill back in place following the Annual Meeting should the incumbent directors retain control. This is why we are urging stockholders to avoid being misled by what amounts to a contradictory and disingenuous ploy.

Stockholders should recognize that this latest maneuver, which was enacted by the Board as Synalloy’s stock continues its descent toward a five-year low, only reinforces the need for meaningful change in the boardroom. The same entrenched directors who claimed they were implementing a poison pill because of the pandemic and Synalloy’s purported trading price discount have now covertly rescinded it for entirely self-serving purposes. In light of this, we question how stockholders can believe that a Board dominated by the incumbents is best situated to save Synalloy. After failing to produce a strategic plan with tangible targets and projected goals over the course of this election contest, the incumbents have demonstrated once and for all that their priority is self-preservation over stockholder value creation.”

Do not be misled: Synalloy’s leadership has made clear it will say anything to try to retain power.

Only by voting on the WHITE Proxy Card to elect all five of our nominees will stockholders benefit from our strategic plan for achieving up to $25 per share in near-term value and a real vision for a stronger Synalloy.

Please visit www.StrengthenSynalloy.com to review all materials pertaining to this contest and learn about how to vote on the WHITE Proxy Card.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com